Exhibit 10.2.89
February 2, 2011
Tom C. Livengood
1181 Janet Dr.
Canyon Lake, TX 78133

Re:	Retention Agreement
Dear Tom:
         Your employment is important to GenOn Energy Services, LLC (the “Company”). Therefore, the Company will provide you with certain benefits if you meet all the terms of this letter agreement (the “Agreement”).
A.	Your “Retention Period” will be the period of time from the date you execute this Agreement until the earlier of: (1) August 1, 2013; or (2) the date that your employment with the Company (including its parents, subsidiaries and affiliates) ends for reasons other than a Disqualifying Termination of Employment.[1]
B.	At the end of the Retention Period, the Company will pay you a “Retention Bonus” in the sum of $200,000.00 (less applicable taxes and withholdings) in addition to your normal compensation, if all of the following conditions are met:
(1)	You remain employed with the Company (or a parent, subsidiary or affiliate) through the Retention Period; and
(2)	You have not had a Disqualifying Termination of Employment.
C.	In addition, during the period of time that you remain employed with the Company (or a parent, subsidiary or affiliate) during the Retention Period, the Company agrees to provide you with “Retention Benefits” as follows:
(1)	You will receive a one-time base salary increase of at least 5%, effective when Company-wide 2011 salary adjustments are made (expected to be on or around April 1, 2011).
(2)	You will participate in Company compensation, severance and change-in-control programs, if any, on comparable terms with similarly-situated officers of the Company.
D.	Any Long Term Incentive grants issued to you during the period of time between December 3, 2010 and the end of the Retention Period will fully vest as of August 1, 2013.
E.
	(1)	If (a) you successfully complete the Retention Period under circumstances entitling you to payment of the Retention Bonus, and (b) your employment with the Company (and its parents, subsidiaries and affiliates) terminates on or after the expiration of the Retention

[1]	A “Disqualifying Termination of Employment” is termination of employment due to intentional and continuous failure to perform, misconduct that materially injures the Company, gross negligence, conviction of a felony, resignation, or inability, with reasonable accommodation, to perform the essential functions of your job position.

Period, then you will be entitled to payment of an amount equivalent to no less than your target award (55%) under the GenOn Energy, Inc. Annual Incentive Compensation Plan or any successor plan (“AICP”) applicable to your position for the calendar year in which your termination occurs (the “Termination Year”), prorated based on the number of calendar days that you were employed by the Company (and its parents, subsidiaries and affiliates) during the Termination Year.
(2)	For the sake of clarity, it is the express intent of the parties that there be no duplication of benefits by virtue of this Agreement and any other agreement, plan or policy applicable to you. Therefore, in no event will you be entitled to receive an AICP equivalent payment for your Termination Year under this Agreement and also receive an actual AICP award for your Termination Year or receive any other severance, termination, change in control or other payment that includes an AICP (or AICP equivalent) calculation for your Termination Year as a component of said payment.
F.	Benefits owed under this Agreement, if any, will be paid within a reasonable amount of time after the above conditions for payment are met, but in no event will payment be made later than 75 days after the conditions for payment are met.[2]
G.	This Agreement does not give any right to (or impose any obligation for) continued employment. Your employment is at will, which means that you or your employer may terminate the relationship at any time, for any reason, with or without notice or cause.
         If you would like to accept this Agreement, please sign and date this letter below and return the original to me no later than February 7, 2011.

Yours very truly,
/s/ Karen D. Taylor
Karen D. Taylor
SVP, HR & Administration

Agreed and Accepted:

/s/ Thomas C. Livengood Tom C. Livengood

February 7, 2011 Date

[2]	The maximum time frame for payment is intended to ensure compliance with Internal Revenue Code Section 409A which governs deferred compensation. Non-compliance could result in serious tax consequences for you. The Company intends to pay any bonuses earned within a reasonable time after conditions for payment are met.